Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 8, 2017 (except for the second paragraph of Note 1 and for Note 13, as to which the date is December     , 2017), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-221522) and related Prospectus of Denali Therapeutics Inc. for the registration of 8,333,333 shares of its common stock.

Ernst & Young LLP

Redwood City, California

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split described in the second paragraph of Note 1 to the consolidated financial statements.

/s/ Ernst & Young LLP

Redwood City, California

November 27, 2017